EXHIBIT 10.10

R. Agency (Rebecca Abigail PR LTD)

4th Floor

12 Little Portland Street

London

W1W 8BJ

Katie Tobias

The Healing Company

711 S Carson Street

Suite 4

Carson City

NV

89701

USA

18.01.22

Dear Katie,

I write to conﬁrm the terms on which The Healing Company (the Customer) has instructed Rebecca Abigail PR Limited (R Agency).

This letter agreement (Letter) is subject to R Agency’s standard Terms and Conditions for the Supply of Services (Conditions), a copy of which is enclosed with this Letter. Your attention is particularly drawn to clauses 4.3 and 10. Terms deﬁned in Conditions have the same meaning when used in this Letter.

Services

The Communications Services Rebecca Abigail will provide are outlined in the scope of work dated January 2022.

Where necessary R. Agency can also provide crisis management services to assist the Customer with an urgent public relations issue (Crisis Management). Crisis Management will only be provided at the request of the Customer.

Term and Termination

Subject to the other terms of the Contract, R. Agency shall provide the Services from 17th January 2022 and the Contract shall continue, unless terminated earlier as provided for in the Conditions, until a party gives to the other party not less than two months' written notice to terminate, expiring on or after 16th of July 2022 (Term).

Charges

The Charges for the Communications Services are as follows (exclusive of VAT in each case):

Monthly Charges	$15,000
Press Ofﬁce Expenses	$750
Total	$15,750

Rebecca Abigail PR Limited registered in England & Wales.

Company Number: 08951376. Registered Ofﬁce: 10 Queen Street Place, London, United Kingdom, EC4R 1AG.

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Excludes: Crisis Management – £300 per hour (exclusive of VAT)

If you agree to the terms of this Letter please indicate your acceptance of its terms by signing two copies of this Letter where indicated below, I will return one copy for your records.

Yours sincerely,

Rebecca Ridge MD & Founder For and on behalf of Rebecca Abigail PR Limited	07/02/2022 Date

I/we agree to the terms of this Letter and the Conditions.

January 19, 2022 Date
For and on behalf of Date The Healing Company

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Rebecca Abigail PR Limited

Terms and Conditions for the Supply of Services

(v03.06.2021)

The Customer's attention is particularly drawn to the provisions of clause 10.

1. INTERPRETATION

1.1  Deﬁnitions. In these Conditions, the following deﬁnitions apply:

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

Communications Services: all Services other than Crisis Management.

Charges: the charges payable by the Customer for the supply of the Services in accordance with clause 6, including the Monthly Charges, the Press Ofﬁce Expenses and any charges for Crisis Management.

Claim: means any claim by a third party for defamation, malicious falsehood, breach of conﬁdence, misuse of private information, harassment, breach of data protection laws, passing off, breach of advertising codes or the actual or alleged infringement of intellectual property rights or any similar claim brought under the laws of England and Wales or any other jurisdiction including breach of image or personality rights.

Commencement Date: has the meaning set out in clause 2.1.

Conditions: these terms and conditions as amended from time to time in accordance with clause 15.7.

Contract: the contract between R. Agency and the Customer for the supply of Services comprising the Letter and these Conditions, or otherwise incorporating these Conditions.

Crisis Management: services provided by R. Agency to the Customer at the request of the Customer to assist the Customer with an urgent public relations issue which is not included in the Communications Services, or as more fully described in the Letter.

Customer: the individual or person (including a corporation) to which R. Agency provides Services.

Customer Materials: all documents, information, speciﬁcations, items and materials in any form (whether owned by the Customer or a third party), which are provided by the Customer to R. Agency in connection with the Services, including under clause 5.1(c).

Data Protection Legislation: the UK Data Protection Legislation; to the extent it applies to the Contract, the General Data Protection Regulation ((EU) 2016/679); and, to the extent it applies to the Contract, any other legislation and regulatory requirements in force from time to time which relates to the protection of personal data.

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Deliverables: any deliverables provided as part of the Services.

Group: in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the conﬁdentiality of, conﬁdential information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Letter: the letter agreement between the Customer's and R. Agency incorporating these Conditions and containing the description or speciﬁcation of the Services and the Charges.

Monthly Charges: the Charges for the Communications Services at the price stated in the Letter payable on a monthly basis or as otherwise set out in the Letter.

Personal Data: has the meaning given in the UK Data Protection Legislation.

Press Ofﬁce Expenses: a monthly charge equal to 5% of the Monthly Charges or as otherwise set out in the Letter.

R. Agency: Rebecca Abigail PR Limited registered in England and Wales with company number 08951376.

R. Agency Materials: has the meaning set out in clause 5.1(g).

Services: the services, including the Deliverables, supplied by R. Agency to the Customer as set out in the Letter.

UK Data Protection Legislation: all applicable data protection and privacy legislation in force from time to time in the United Kingdom including, the Data Protection Act 2018; the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426); and the UK GDPR (as deﬁned in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018).

1.2 Construction. In these Conditions, the following rules apply:

(a) a person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality);

(b) a reference to a party includes its personal representatives, successors or permitted assigns;

(c) a reference to a statute or statutory provision is a reference to such statute or statutory provision as amended or re-enacted. A reference to a statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, as amended or re-enacted;

(d) a reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as deﬁned in section 1159 of the Companies Act 2006;

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(e) if there is any conﬂict between the terms of the Letter and these Conditions, the terms of the Letter shall prevail;

(f) any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, deﬁnition, phrase or term preceding those terms;

(g) any phrase introduced by the terms including, include, in particular or any similar expression, shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(h) a reference to writing or written includes faxes and e-mails.

2. BASIS OF CONTRACT

2.1 The Contract is formed when the Letter is executed by or on behalf of R. Agency and the earliest of:

(a) the execution of the Letter by or on behalf of the Customer; or

(b) a written request by the Customer to R. Agency to commence the provision of the services described in the Letter,

(such date being the Commencement Date).

2.2 Any descriptions or illustrations contained in R. Agency's catalogues, brochures, and website are issued or published for the sole purpose of giving an approximate idea of the Services described in them. They shall not form part of the Contract or have any contractual force.

2.3 These Conditions apply to the Contract to the exclusion of any other terms that the Customer seeks to impose or incorporate, or which are implied by trade, custom, practice or course of dealing.

2.4 Any quotation given by R. Agency shall not constitute an offer, and is only valid for such period as is speciﬁed in the quotation or, where there is not such period speciﬁed, a period of 20 Business Days from its date of issue.

3. SUPPLY OF SERVICES

3.1 R. Agency shall supply the Services to the Customer in accordance with the Contract in all material respects.

3.2 R. Agency shall use reasonable endeavours to meet any key performance indicators which have been agreed with the Customer in connection with the Services, but failure to meet any key performance indicator shall not constitute a breach of the Contract.

3.3 R. Agency shall have the right to make any changes to the Services which are necessary to comply with any applicable law, or which do not materially affect the nature or quality of the Services, and R. Agency shall notify the Customer in any such event. In the event the change materially affects the nature or quality of the Services the parties will negotiate in good faith to agree a proportionate variation to the Charges.

3.4 R. Agency warrants to the Customer that the Services will be provided using reasonable care and skill and in accordance with good industry practice.

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4. APPROVAL OF COMMUNICATIONS AND INDEMNITY

4.1 R. Agency shall seek the Customer’s approval of any statement or communication prepared by R. Agency for distribution or publication to the press or the public as part of the Services (including press releases and press packs) before they are so distributed or published and shall use reasonable endeavours to seek such approval not less than two hours prior to any applicable deadline.

4.2 The Customer warrants and represents that the Customer Materials are accurate in all material respects and not misleading, comply with any relevant laws or regulations, and do not infringe the rights, including any Intellectual Property Rights, of any third party.

4.3 The Customer shall indemnify R. Agency its ofﬁcers and employees against all liabilities, costs, expenses, damages and losses suffered or incurred by R. Agency, its ofﬁcers or employees (including any Claim brought against R. Agency its ofﬁcers or employees) in connection with the Customer’s breach of the warranty in clause 4.2, provided that R. Agency has complied with clause 4.1 in relation to those Customer Materials.

4.4 Nothing in clause 4.3 shall restrict or limit R. Agency's general obligation at law to mitigate a loss it may suffer or incur as a result of an event that may give rise to a claim under this indemnity.

5. OBLIGATIONS ON THE PARTIES

5.1 The Customer shall:

(a) co-operate with R. Agency in all matters relating to the Services;

(b) provide R. Agency, its employees, agents, consultants and subcontractors, with access to the Customer's premises, ofﬁce accommodation and other facilities as reasonably required by R. Agency during the Customer’s business hours;

(c) provide R. Agency with such instruction, information and materials as R. Agency may reasonably require in order to supply the Services and the Deliverables, and ensure that such information is accurate in all material respects and not misleading;

(d) use reasonable endeavors to promptly consider and respond to all requests for the approval under clause 4.1;

(e) obtain and maintain all necessary licenses, permissions and consents which may be required before the date on which the Services are to start;

(f) ensure all products, goods or services the Customer supplies to which the Services relate comply with all relevant laws and regulations; and

(g) where the Customer has agreed to keep materials, equipment, documents and other property of R. Agency (R. Agency Materials) at the Customer’s premises, it shall keep and maintain all those R. Agency Materials at the Customer's premises in safe custody at its own risk, maintain those R. Agency Materials in good condition until returned to R. Agency, and not dispose of or use those R.  Agency  Materials  other  than in accordance with R. Agency's written instructions or authorisation.

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5.2 If R. Agency's performance of any of its obligations under the Contract is prevented or delayed by any act or omission by the Customer or failure by the Customer to perform any relevant obligation (Customer Default):

(a) R. Agency shall without limiting its other rights or remedies have the right to suspend performance of the Services until the Customer remedies the Customer Default, and to rely on the Customer Default to relieve it from the performance of any of its obligations to the extent the Customer Default prevents or delays R. Agency's performance of any of its obligations;

(b) R. Agency shall not be liable for any costs or losses sustained or incurred by the Customer arising directly or indirectly from R. Agency's failure or delay to perform any of its obligations as set out in this clause 5.2 to the extent such cost or losses are attributable to any Customer Default; and

(c) the Customer shall reimburse R. Agency on written demand for any costs or losses sustained or incurred by R. Agency arising directly from the Customer Default.

5.3 R. Agency shall maintain all materials, equipment, documents and other property of the Customer kept at R. Agency premises in safe custody and in good condition until returned to the Customer, and not dispose of or use such materials contrary to the written instructions of the Customer.

6. CHARGES AND PAYMENT

6.1 The Charges for the Services shall be as follows:

(a) the Customer shall pay the Monthly Charges as set out in the Letter;

(b) the Customer shall additionally pay the Press Ofﬁce Expenses as set out in the Letter;

(c) the Customer shall pay for Crisis Management on a time spent basis at the hourly rate set out in the Letter, or where no hourly rate is stated, the rate shall be £300 per hour (excluding VAT, if applicable);

(d) R. Agency shall be entitled to charge the Customer for any expenses reasonably and properly incurred by the individuals whom R. Agency employs or engages in connection with the Services including, but not limited to, travelling expenses, hotel costs, subsistence and any associated expenses, and for the cost of services provided by third parties and required by R. Agency for the performance of the Services, and for the cost of any materials upon provision of the invoice and supporting receipts and documentation of such expenses. R. Agency shall obtain the Customer’s prior approval for such expenses.

6.2  R. Agency shall invoice the Customer:

(a) in respect of Communications Services, monthly in advance or as otherwise stated in the Letter;

(b) in respect of Crisis Management, the conclusion of the particular matter for which Crisis Management was provided or at the end of each month in which Crisis Management was provided.

6.3 The Customer shall pay each invoice submitted by R. Agency within 14 days of the date of the invoice in full and in cleared funds to a bank account nominated in writing by R. Agency. Breach of this clause shall be a material breach of the Contract.

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6.4 All amounts payable by the Customer under the Contract are exclusive of amounts in respect of value added tax chargeable for the time being (VAT). Where any taxable supply for VAT purposes is made under the Contract by R. Agency to the Customer, the Customer shall, on receipt of a valid VAT invoice from R. Agency, pay to R. Agency such additional amounts in respect of VAT as are chargeable on the supply of the Services at the same time as payment is due for the supply of the Services.

6.5 If the Customer fails to make any payment due to R. Agency under the Contract by the due date for payment, then the Customer shall pay interest on the overdue amount at the rate of 3% per cent per annum above Barclays Bank PLC's base rate from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The Customer shall pay the interest together with the overdue amount.

6.6 The Customer shall pay all amounts due under the Contract in full without any set-off, counterclaim, deduction or withholding (except for any deduction or withholding required by law). R. Agency may at any time, without limiting its other rights or remedies, set off any amount owing to it by the Customer against any amount payable by R. Agency to the Customer.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Those Intellectual Property Rights in the Deliverables which have been created by R. Agency speciﬁcally for the Customer and for no other purpose shall be assigned to the Customer.

7.2 R. Agency and its licensors shall retain ownership of all Intellectual Property Rights in the Deliverables not assigned under clause 7.1 (excluding the Customer Materials) and R. Agency shall grant or procure the grant of a fully paid-up, worldwide, non-exclusive, royalty-free, non-transferable licence for the duration of the Services to use all Intellectual Property Rights in the Deliverables not assigned under clause 7.1 (other than the Customer Materials) which are necessary for the Customer to receive the full beneﬁt of the Services.

7.3 R. Agency and its licensors shall retain ownership of all Intellectual Property Rights in the R. Agency Materials and the Customer and its licensors shall retain ownership of all Intellectual Property Rights in the Customer Materials.

7.4 In relation to the Customer Materials, the Customer grants R. Agency a fully paid-up, non-exclusive, royalty-free, non-transferable licence to copy and modify the Customer Materials and incorporate them into the Deliverables for the term of this agreement for the purpose of providing the Services to the Customer.

7.5 Subject to clause 7.6, R. Agency warrants that the receipt and use of the Deliverables by the Customer shall not infringe the Intellectual Property Rights of any third party.

7.6 R. Agency shall not be in breach of the warranty in clause 7.5, to the extent the infringement arises from the use of the Customer Materials (including incorporating Customer Materials into the Deliverables) or compliance with the Customer's speciﬁcations or instructions, provided that R. Agency shall notify the Customer if it knows that compliance with such speciﬁcation or instruction will result in infringement.

7.7 R. Agency shall indemnify the Customer its ofﬁcers and employees against all liabilities, costs, expenses, damages and losses suffered or incurred by the Customer, its ofﬁcers or employees in connection with R. Agency’s breach of the warranty in clause 7.5.

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8. RESTRICTIONS

8.1 In order to protect the business of R. Agency to which the Customer has access as a result of the Services, the Customer covenants with R. Agency that it shall not and shall procure that no member of its Group shall, without the prior written consent of R. Agency:

(a) during the term of the Contract and for a period of six months after termination of the Contract, solicit or endeavour to entice away from the Company any person employed by R. Agency with whom the Customer has had dealings within the previous 12 months (from time to time);

(b) during the term and for a period of six months after termination of the Contract, employ or engage or otherwise facilitate the employment or engagement of any person employed by R. Agency with whom the Customer has had dealings within the previous 12 months (from time to time).

9. CONFIDENTIALITY

9.1 A party (receiving party) shall keep in strict conﬁdence all technical or commercial know-how, speciﬁcations, inventions, processes or initiatives which are of a conﬁdential nature and have been disclosed to the receiving party by the other party (disclosing party), its employees, agents or subcontractors, and any other conﬁdential information concerning the disclosing party's business, its products and services which the receiving party may obtain. The receiving party shall only disclose such conﬁdential information to those of its employees, agents and subcontractors who need to know it for the purpose of discharging the receiving party's obligations under the Contract, and shall ensure that such employees, agents and subcontractors comply with the obligations set out in this clause as though they were a party to the Contract. The receiving party may also disclose such of the disclosing party's conﬁdential information as is required to be disclosed by law, any governmental or regulatory authority or by a court of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 9.1, it takes into account the reasonable requests of the other party in relation to the content of such disclosure.

9.2 Without prejudice to any other rights or remedies that either party may have, each party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 9.1 by the other party. Accordingly, each party shall be entitled to the remedies of injunction, speciﬁc performance or other equitable relief for any threatened or actual breach of clause 9.1.

9.3 This clause 9 shall survive termination of the Contract.

10. LIMITATION OF LIABILITY: THE CUSTOMER'S ATTENTION IS PARTICULARLY DRAWN TO THIS CLAUSE

10.1   Nothing in these Conditions shall limit or exclude a party’s liability:

(a) under the indemnity in clause 4.3, save as provided in clause 4.4;

(b) for death or personal injury caused by its negligence, or the negligence of its employees, agents or subcontractors;

(c) for fraud or fraudulent misrepresentation; or

(d) for breach of the terms implied by section 2 of the Supply of Goods and Services Act 1982 (title and quiet possession).

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10.2 Subject to clause 10.1, neither party shall under any circumstances whatever be liable to the other, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for any loss of proﬁt, or any indirect or consequential loss arising under or in connection with the Contract.

10.3 Subject to clause 10.1:

(a) R. Agency shall under no circumstances whatever be liable to the Customer, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for any loss, damages or costs suffered by the Customer as a result of the Customer providing Customer Materials or instructions which are not accurate in all material respects or misleading, or do not comply with any relevant laws or regulations, or which infringe the rights, including any Intellectual Property Rights, of any third party;

(b) subject to clause 10.3(c), without limiting the Customer's obligation to pay the Charges and save for any liabilities under clauses 4.2, 4.3, 7.5, 7.7 or 9, in each 12 month period beginning on the Commencement Date, each party’s total liability to the other in respect of all losses arising under or in connection with the Contract, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, shall in no circumstances exceed 125% the amount paid or payable to R. Agency under the Contract in the 12 months prior to the event giving rise to the liability; and

(c)   without limiting the Customer's obligation to pay the Charges, each party's total liability to the other in respect of all losses arising under or in connection with the Contract (including under clauses 4.2, 4.3, 7.5, 7.7 or 9) , whether in contract, tort (including negligence), breach of statutory duty, or otherwise, shall in no circumstances exceed £1,000,000.

10.4 The terms implied by sections 3 to 5 of the Supply of Goods and Services Act 1982 are, to the fullest extent permitted by law, excluded from the Contract.

10.5 This clause 10 shall survive termination of the Contract.

11. TERMINATION

11.1 The Contract shall continue until terminated as described in the Letter or as otherwise terminated as provided for in these Conditions.

11.2 Without limiting its other rights or remedies, either party may terminate the Contract with immediate effect by giving written notice to the other party if:

(a) the other party commits a material breach of any term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 14 days after being notiﬁed in writing to do so;

(b) the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or (being a company or limited liability partnership) is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or (being an individual) is deemed either unable to pay its debts or as having no reasonable prospect of so doing, in either case, within the meaning of section 268 of the Insolvency Act 1986 or (being a partnership) has any partner to whom any of the foregoing apply;

(c) the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors other than (where a company) for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party;

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(d) a petition is ﬁled, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of that other party (being a company) other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of that other party;

(e) the other party (being an individual) is the subject of a bankruptcy petition or order;

(f) a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of its assets and such attachment or process is not discharged within 14 days;

(g) an application is made to court, or an order is made, for the appointment of an administrator or if a notice of intention to appoint an administrator is given or if an administrator is appointed over the other party (being a company);

(h) the holder of a qualifying ﬂoating charge over the assets of that other party (being a company) has become entitled to appoint or has appointed an administrative receiver;

(i) a person becomes entitled to appoint a receiver over the assets of the other party or a receiver is appointed over the assets of the other party;

(j) any event occurs or proceeding is taken with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 11.2(b) to clause 11.2(i) (inclusive);

(k) the other party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(l) the other party's ﬁnancial position deteriorates to such an extent that in the ﬁrst party’s reasonable opinion the other party's capability to adequately fulﬁl its obligations under the Contract has been placed in jeopardy; or

(m) the other party (being an individual) dies or, by reason of illness or incapacity (whether mental or physical), is incapable of managing his own affairs or becomes a patient under any mental health legislation.

11.3   Without limiting its other rights or remedies, R. Agency may suspend provision of the Services under the Contract or any other contract between the Customer and R. Agency if the Customer becomes subject to any of the events listed in clause 11.2(b) to clause 11.2(m), or R. Agency reasonably believes that the Customer is about to become subject to any of them, or if the Customer fails to pay any amount due under this Contract on the due date for payment.

12. CONSEQUENCES OF TERMINATION

12.1   On termination of the Contract following any of the events in clause 11.2 applying to the Customer, the Customer shall immediately pay to R. Agency all of R.  Agency's  outstanding  unpaid  invoices  and interest and, in respect of Services supplied for which no invoice has been submitted, R. Agency shall submit an invoice, which shall be payable by the Customer immediately on receipt.

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12.2   On termination of the Contract for any reason:

(a) save where clause 12.1 applies, the Customer shall pay to R. Agency all of R. Agency's outstanding unpaid invoices and interest and, in respect of Services supplied for which no invoice has been submitted, R. Agency shall submit an invoice, which in each case shall be payable by the Customer on the terms of the Contract;

(b) the Customer shall return or destroy all of R. Agency Materials and any Deliverables which have not been fully paid for and until they have been returned, the Customer shall be solely responsible for their safe keeping and will not use them for any purpose not connected with this Contract;

(c) R. Agency shall return or destroy all physical Customer Materials not used in the provision of the Services, and until they have been returned or destroyed R. Agency shall be solely responsible for their safe keeping and will not use them for any purpose not connected with this Contract;

(d) the accrued rights, remedies, obligations and liabilities of the parties as at expiry or termination shall be unaffected, including the right to claim damages in respect of any breach of the Contract which existed at or before the date of termination or expiry; and

(e) clauses which expressly or by implication survive termination shall continue in full force and effect.

13. FORCE MAJEURE

Neither party shall be in breach of the Contract nor liable for delay in performing, or failure to perform, any of its obligations under the Contract if such delay or failure result from events, circumstances or causes beyond its reasonable control. The time for performance of such obligations shall be extended accordingly.

14. DATA PRIVACY

14.1   Both parties will comply with all applicable requirements of the Data Protection Legislation. This clause 14 is in addition to, and does not relieve, remove or replace, a party's obligations or rights under the Data Protection Legislation. In this clause 14, Applicable Laws means (for so long as and to the extent that they apply to R. Agency) the law of the European Union, the law of any member state of the European Union and/or the UK Data Protection Legislation and any other law that applies in the UK, in each case to the extent to which it relates to the protection of personal data.

14.2   The parties acknowledge that for the purposes of the Data Protection Legislation, the Customer is the Controller and R. Agency is the Processor.

14.3   Without prejudice to the generality of clause 14.1, the Customer will ensure that it has all necessary appropriate consents and notices in place to enable lawful transfer of the Personal Data to R. Agency for the duration and purposes of the Contract.

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14.4   Without prejudice to the generality of clause 14.1, R. Agency shall, in relation to any Personal Data processed in connection with the performance by R. Agency of its obligations under this agreement:

(a) process that Personal Data only on the documented written instructions of the Customer or as necessary to provide the Services, unless R. Agency is required by Applicable Laws to otherwise process that Personal Data;

(b) ensure that it has in place appropriate technical and organisational measures, to protect against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data, having regard to the state of technological development and the cost of implementing any measures;

(i) ensure that all personnel who have access to  and/or  process  Personal  Data  are obliged to keep the Personal Data conﬁdential; and

(ii) not transfer any Personal Data outside of the European Economic Area unless the prior written consent of the Customer has been obtained and the following conditions are fulﬁlled:

(A) the Customer or R. Agency has provided appropriate safeguards in relation to the transfer;

(B)  the data subject has enforceable rights and effective legal remedies;

(C)  R. Agency complies with its obligations under the Data Protection Legislation by providing an adequate level of protection to any Personal Data that is transferred; and

(D) R. Agency complies with reasonable instructions notiﬁed to it in advance by the Customer with respect to the processing of the Personal Data;

(c) assist the Customer, at the Customer's cost, in responding to any request from a Data Subject and in ensuring compliance with its obligations under the Data Protection Legislation with respect to security, breach notiﬁcations, impact assessments and consultations with supervisory authorities or regulators;

(d) notify the Customer without undue delay on becoming aware of a breach of security leading to the accidental or unlawful disclosure of, or access to, Personal Data;

(e) at the written direction of the Customer, delete or return Personal Data and copies thereof to the Customer on termination of the agreement unless required by Applicable Law to store the Personal Data; and

(f) maintain records and information to demonstrate its compliance with this clause.

14.5   The Customer consents to R. Agency using any third-party processor of Personal Data necessary to provide the Services, provided such processing complies with the Data Protection Legislation.

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15. GENERAL

15.1 Assignment and other dealings

(a) Neither party shall, without the prior written consent of the other (such consent not to be unreasonably withheld of delayed), assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights or obligations under the Contract.

15.2 Notices

(a) Any notice or other communication given to a party under or in connection with the Contract shall be in writing, addressed to that party at its registered ofﬁce (if it is a company) or its principal place of business (in any other case) or such other address or email address as that party may have speciﬁed to the other party in writing in accordance with this clause, and shall be delivered personally, sent by pre-paid ﬁrst class post or other next working day delivery service, commercial courier, fax or e-mail.

(b) A notice or other communication shall be deemed to have been received: if delivered personally, when left at the address referred to in clause 15.2(a); if sent by pre-paid ﬁrst class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; if delivered by commercial courier, on the date and at the time that the courier's delivery receipt is signed; or, if sent by fax or e-mail, one Business Day after transmission.

(c) The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.

15.3 Severance

(a) If any provision or part-provision of the Contract is or becomes invalid, illegal or unenforceable, it shall be deemed modiﬁed to the minimum extent necessary to make it valid, legal and enforceable. If such modiﬁcation is not possible, the relevant provision or part-provision shall be deemed deleted. Any modiﬁcation to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of the Contract.

(b) If one party gives notice to the other of the possibility that any provision or part-provision of this Contract is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

15.4   Waiver. A waiver of any right under the Contract or law is only effective if it is in writing and shall not be deemed to be a waiver of any subsequent breach or default. No failure or delay by a party in exercising any right or remedy provided under the Contract or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict its further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

15.5   No partnership or agency. Nothing in the Contract is intended to, or shall be deemed to, establish any partnership or joint venture between the parties, nor constitute either party the agent of the other for any purpose. Neither party shall have authority to act as agent for, or to bind, the other party in any way.

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15.6 Third parties. Save as expressly provided, a person who is not a party to the Contract shall not have any rights to enforce its terms.

15.7 Variation. Except as set out in these Conditions, no variation of the Contract, including the introduction of any additional terms and conditions, shall be effective unless it is agreed in writing by both parties.

15.8 Entire Agreement. The Contract constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Contract. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in the Contract.

15.9 Governing law. This Contract, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims), shall be governed by, and construed in accordance with the law of England and Wales.

15.10 Jurisdiction. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Contract or its subject matter or formation (including non-contractual disputes or claims).

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